Cathay General Bancorp Announces Net Income of $30.4 Million, or $0.33 Per Share, For the Third Quarter 2012

LOS ANGELES, Oct. 16, 2012 /PRNewswire/ -- Cathay General Bancorp (the "Company," NASDAQ: CATY), the holding company for Cathay Bank, today announced results for the third quarter of 2012.

FINANCIAL PERFORMANCE

	Third Quarter
	2012	2011
Net income	$30.4 million	$26.1 million
Net income available to common stockholders	$26.2 million	$22.0 million
Basic earnings per common share	$0.33	$0.28
Diluted earnings per common share	$0.33	$0.28
Return on average assets	1.14%	0.98%
Return on average total stockholders' equity	7.62%	6.91%
Efficiency ratio	49.82%	49.48%

THIRD QUARTER HIGHLIGHTS

  Improved profitability – Third quarter net income was $30.4 million, an increase of $4.3 million, or 16.4%, compared to net income of $26.1 million in the same quarter a year ago.
  Decrease in non-performing assets – Non-performing assets decreased $145.0 million, or 48.2%, to $155.6 million at September 30, 2012, from $300.6 million at December 31, 2011, and decreased $42.4 million, or 21.4%, from $198.0 million at June 30, 2012.

"Our loan growth for the third quarter was solid at $216.2 million, or a 12% annualized rate. There were increases in most loan categories, with both commercial loans and residential mortgage loans leading the way at a 26% annualized rate," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our focus on core deposit generation resulted in core deposits increasing at an annualized rate of 14% in the third quarter of 2012, another good quarter for core deposit generation," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We expect to maintain steady commercial loan and residential mortgage loan growth in the fourth quarter," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended September 30, 2012, was $26.2 million, an increase of $4.2 million, or 19.4%, compared to a net income available to common stockholders of $22.0 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended September 30, 2012, was $0.33 compared to $0.28 for the same quarter a year ago due primarily to decreases in the provision for credit losses, decreases in other real estate owned ("OREO") expenses, decreases in prepayment penalties on the repayment of Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase, and decreases in operations expenses of affordable housing investments, which were partially offset by decreases in gains on sales of loans, increases in litigation settlement expenses, increases in salaries and employee benefits, and increases in income tax expense.

Return on average stockholders' equity was 7.62% and return on average assets was 1.14% for the quarter ended September 30, 2012, compared to a return on average stockholders' equity of 6.91% and a return on average assets of 0.98% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $536,000, or 0.7%, to $80.4 million during the third quarter of 2012 compared to $81.0 million during the same quarter a year ago. The decrease was due primarily to the decreases in yield and volume on investment securities and decreases in yield on loans offset by decreases in rates paid on time certificates of deposit, the prepayment of FHLB advances, and maturities of securities sold under agreements to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 3.26% for the third quarter of 2012, an increase of 2 basis points from 3.24% for the second quarter of 2012, and a decrease of 6 basis points from 3.32% for the third quarter of 2011. The decrease in yields on investment securities and loans offset by decrease in the rate on interest bearing deposits, and the prepayment of FHLB advances and decreases in securities sold under agreements to repurchase caused the decrease in the net interest margin from the same quarter a year ago.

For the third quarter of 2012, the yield on average interest-earning assets was 4.32%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.35%, and the cost of interest bearing deposits was 0.72%. In comparison, for the third quarter of 2011, the yield on average interest-earning assets was 4.68%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.66%, and the cost of interest bearing deposits was 0.99%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 5 basis points to 2.97% for the quarter ended September 30, 2012, from 3.02% for the same quarter a year ago, primarily for the reasons discussed above.

Provision for credit losses

There was no change in the provision for credit losses for the third quarter of 2012 compared to a credit of $5.0 million for the second quarter of 2012 and a charge of $9.0 million in the third quarter of 2011. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2012. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
	(In thousands)
Charge-offs:
Commercial loans	$ 7,387	$ 1,219	$ 14,479	$ 11,215
Construction loans- residential	-	10,923	391	18,349
Construction loans- other	39	12,616	774	16,045
Real estate loans (1)	1,441	5,560	12,351	24,119
Real estate- land loans	2	522	101	1,008
Installment and other loans	-	-	25	-
Total charge-offs	8,869	30,840	28,121	70,736
Recoveries:
Commercial loans	331	513	1,230	1,568
Construction loans- residential	449	6	3,712	3,667
Construction loans- other	28	402	1,913	629
Real estate loans (1)	317	426	6,784	2,665
Real estate- land loans	12	25	1,178	618
Installment and other loans	-	-	3	-
Total recoveries	1,137	1,372	14,820	9,147
Net charge-offs	$ 7,732	$ 29,468	$ 13,301	$ 61,589

(1) Real estate loans include commercial mortgage loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $15.6 million for the third quarter of 2012, a decrease of $1.2 million, or 7.2%, compared to $16.8 million for the third quarter of 2011. The decrease in non-interest income in the third quarter of 2012 was primarily due to decreases of $1.6 million from gains on sale of loans offset by a $513,000 increase in revenue from trading securities.

Non-interest expense

Non-interest expense decreased $539,000, or 1.1%, to $47.8 million in the third quarter of 2012 compared to $48.4 million in the same quarter a year ago. The efficiency ratio was 49.82% in the third quarter of 2012 compared to 49.48% for the same quarter a year ago.

OREO expenses decreased $4.3 million to $1.8 million in the third quarter of 2012 compared to $6.1 million in the same quarter a year ago primarily due to decreases in provisions for OREO write-downs, higher OREO gains, and decreases in OREO expenses. Operation expense on affordable housing investments also decreased $1.6 million in the third quarter of 2012 compared to the same quarter a year ago primarily due to gains realized from sales of properties owned by an affordable housing limited partnerships. Prepayment penalties decreased by $1.1 million, or 24.0% in the third quarter of 2012 compared to the same quarter a year ago. FDIC and State assessments decreased $548,000, or 20.7%, to $2.1 million in the third quarter of 2012 from $2.6 million for the same quarter a year ago.

Offsetting the above decreases were increases in litigation accruals of $5.8 million mainly due to an accrual for the Company's share of a jury verdict that is not final in a trial that is not completed. Salaries and employee benefits increased $970,000, or 5.5%, in the third quarter of 2012 compared to the same quarter a year ago primarily due to the hiring of new employees. Professional services expense increased $427,000, or 8.8%, primarily due to increases in consulting expenses related to the upcoming core system conversion.

Income taxes

The effective tax rate for the third quarter of 2012 was 36.8% compared to 35.2% in the third quarter of 2011. The effective tax rate includes the impact of the utilization of low income housing tax credits and the recognition of other tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $7.26 billion at September 30, 2012, an increase of $216.2 million, or 3.1%, from $7.04 billion at June 30, 2012, primarily due to a $137.2 million, or 7.1% increase in commercial loans. Gross loans, excluding loans held for sale, were $7.26 billion at September 30, 2012, an increase of $200.7 million, or 2.8%, from $7.06 billion at December 31, 2011, primarily due to an increase of $214.6 million, or 11.5%, in commercial loans and an increase of $101.6 million, or 10.5%, in residential mortgage loans offset by a decrease of $50.1 million, or 21.1%, in real estate construction loans and a decrease of $44.1 million, or 1.2%, in commercial mortgage loans. The changes in loan composition from December 31, 2011, are presented below:

Type of Loans:	September 30, 2012	December 31, 2011	% Change
	(Dollars in thousands)
Commercial loans	$ 2,082,920	$ 1,868,275	11
Residential mortgage loans	1,073,880	972,262	10
Commercial mortgage loans	3,704,777	3,748,897	(1)
Equity lines	199,403	214,707	(7)
Real estate construction loans	187,248	237,372	(21)
Installment & other loans	11,702	17,699	(34)

Gross loans	$ 7,259,930	$ 7,059,212	3

Allowance for loan losses	(184,438)	(206,280)	(11)
Unamortized deferred loan fees	(9,036)	(8,449)	7

Total loans, net	$ 7,066,456	$ 6,844,483	3
Loans held for sale	$ -	$ 760	(100)

Total deposits were $7.4 billion at September 30, 2012, an increase of $123.9 million, or 1.7%, from $7.2 billion at December 31, 2011, primarily due to a $170.6 million, or 15.9%, increase in non-interest bearing demand deposits, a $132.4 million, or 13.9% increase in money market deposits, a $118.2 million, or 26.2%, increase in NOW deposits, and a $40.2 million, or 9.6%, increase in savings deposits, offset by a $164.9 million, or 19.8%, decrease in time deposits under $100,000 and a $172.5 million, or 4.9%, decrease in time deposits of $100,000 or more. The changes in deposit composition from December 31, 2011, are presented below:

Deposits	September 30, 2012	December 31, 2011	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,245,312	$ 1,074,718	16
NOW deposits	569,708	451,541	26
Money market deposits	1,083,917	951,516	14
Savings deposits	460,182	420,030	10
Time deposits under $100,000	668,051	832,997	(20)
Time deposits of $100,000 or more	3,325,871	3,498,329	(5)
Total deposits	$ 7,353,041	$ 7,229,131	2

ASSET QUALITY REVIEW

At September 30, 2012, total non-accrual portfolio loans, excluding loans held for sale, were $94.9 million, a decrease of $106.3 million, or 52.8%, from $201.2 million at December 31, 2011, and a decrease of $97.8 million, or 50.7%, from $192.7 million at September 30, 2011.

The allowance for loan losses was $184.4 million and the allowance for off-balance sheet unfunded credit commitments was $1.6 million at September 30, 2012, which represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for credit losses, which is the sum of the allowances for loan losses and for off-balance sheet unfunded credit commitments, was $186.0 million at September 30, 2012, compared to $208.3 million at December 31, 2011, a decrease of $22.3 million, or 10.7%. The allowance for credit losses represented 2.56% of period-end gross loans, excluding loans held for sale, and 196.0% of non-performing portfolio loans at September 30, 2012. The comparable ratios were 2.95% of period-end gross loans, excluding loans held for sale, and 100.2% of non-performing portfolio loans at December 31, 2011. The changes in the Company's non-performing assets and troubled debt restructurings at September 30, 2012, compared to December 31, 2011, and September 30, 2011, are highlighted below:

(Dollars in thousands)	September 30, 2012	December 31, 2011	% Change	September 30, 2011	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ 6,726	(100)	$ 13,053	(100)
Non-accrual loans:
Construction- residential loans	2,342	25,288	(91)	28,386	(92)
Construction- non-residential loans	7,080	20,724	(66)	21,611	(67)
Land loans	7,204	10,975	(34)	13,355	(46)
Commercial real estate loans, excluding land loans	41,550	96,809	(57)	83,983	(51)
Commercial loans	23,035	30,661	(25)	29,723	(23)
Residential mortgage loans	13,733	16,740	(18)	15,656	(12)
Total non-accrual loans:	$ 94,944	$ 201,197	(53)	$ 192,714	(51)
Total non-performing loans	94,944	207,923	(54)	205,767	(54)
Other real estate owned	60,642	92,713	(35)	94,308	(36)
Total non-performing assets	$ 155,586	$ 300,636	(48)	$ 300,075	(48)
Accruing troubled debt restructurings (TDRs)	$ 170,151	$ 120,016	42	$ 126,270	35
Non-accrual loans held for sale	$ -	$ 760	(100)	$ 1,276	(100)

Allowance for loan losses	$ 184,438	$ 206,280	(11)	$ 209,116	(12)
Allowance for off-balance sheet credit commitments	1,610	2,069	(22)	1,863	(14)
Allowance for credit losses	$ 186,048	$ 208,349	(11)	$ 210,979	(12)

Total gross loans outstanding, at period-end (1)	$ 7,259,930	$ 7,059,212	3	$ 7,017,142	3

Allowance for loan losses to non-performing loans, at period-end (2)	194.26%	99.21%		101.63%
Allowance for loan losses to gross loans, at period-end (1)	2.54%	2.92%		2.98%
Allowance for credit losses to gross loans, at period-end (1)	2.56%	2.95%		3.01%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $170.2 million at September 30, 2012, compared to $120.0 million at December 31, 2011. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers who are experiencing financial difficulties. The concessions may be granted in various forms, including a change in the stated interest rate, a reduction in the loan balance or accrued interest, or an extension of the maturity date that causes a significant delay in payment. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 1.5% at September 30, 2012, compared to 2.8% at December 31, 2011. Total non-performing portfolio assets decreased $145.0 million, or 48.2%, to $155.6 million at September 30, 2012, compared to $300.6 million at December 31, 2011, primarily due to a $106.3 million decrease in non-accrual loans, a $32.1 million decrease in OREO, and a $6.7 million decrease in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At September 30, 2012, the Company's Tier 1 risk-based capital ratio of 17.08%, total risk-based capital ratio of 18.96%, and Tier 1 leverage capital ratio of 13.57%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2011, the Company's Tier 1 risk-based capital ratio was 15.97%, total risk-based capital ratio was 17.85%, and Tier 1 leverage capital ratio was 12.93%.

YEAR-TO-DATE REVIEW

Net income attributable to common stockholders for the nine months ended September 30, 2012, was $76.8 million, an increase of $16.7 million, or 27.7%, compared to net income attributable to common stockholders of $60.1 million for the same period a year ago due primarily to decreases in the provision for loan losses, decreases in prepayment penalties on the repayment of FHLB advances and the prepayment of securities sold under an agreement to repurchase, decreases in gains on sale of securities, decreases in operation expenses of affordable housing investments, and decreases in FDIC and State assessments, which were partially offset by increases in income tax expenses, increases in litigation accrual expenses, increases in OREO expenses, and increases in salaries and incentive compensation expense. Diluted earnings per share was $0.98 compared to $0.76 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2012, increased 9 basis points to 3.28% compared to 3.19% for the same period a year ago.

Return on average stockholders' equity was 7.65% and return on average assets was 1.12% for the nine months ended September 30, 2012, compared to a return on average stockholders' equity of 6.59% and a return on average assets of 0.91% for the same period of 2011. The efficiency ratio for the nine months ended September 30, 2012, was 52.12% compared to 51.24% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter of 2012 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-866-362-4666 and enter Participant Passcode 29044536. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "shall," "should," "will," "predicts," "potential," "continue," "possible," "optimistic," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; credit risks of lending activities and deterioration in asset or credit quality; adverse results in legal proceedings; current and potential future supervisory action by federal supervisory authorities; increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and the potential for substantial changes in the legal, regulatory, and enforcement framework and oversight applicable to financial institutions in reaction to recent adverse financial market events, including changes pursuant to the Dodd-Frank Act; potential goodwill impairment; liquidity risk; fluctuations in interest rates; inflation and deflation; risks associated with acquisitions and the expansion of our business into new markets; real estate market conditions and the value of real estate collateral; environmental liabilities; the effect of repeal of the federal prohibition on payment of interest on demand deposit accounts; our ability to compete with larger competitors; the possibility of higher capital requirements, including implementation of the Basel III capital standards of the Basel Committee; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in California, Asia, and other regions where Cathay Bank has operations; restrictions on compensation paid to our executives as a result of our participation in the TARP Capital Purchase Program; failures, interruptions, or security breaches of systems or data breaches; our ability to adapt our systems to technological changes, including successfully implementing our core system conversion; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2011 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
(Dollars in thousands, except per share data)	2012	2011	% Change	2012	2011	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 80,417	$ 80,953	(1)	$ 240,188	$ 234,373	2
Provision/(reversal) for credit losses	-	9,000	(100)	(9,000)	25,000	(136)
Net interest income after provision for credit losses	80,417	71,953	12	249,188	209,373	19
Non-interest income	15,622	16,827	(7)	34,305	41,906	(18)
Non-interest expense	47,844	48,383	(1)	143,057	141,576	1
Income before income tax expense	48,195	40,397	19	140,436	109,703	28
Income tax expense	17,686	14,162	25	50,852	36,802	38
Net income	30,509	26,235	16	89,584	72,901	23
Net income attributable to noncontrolling interest	151	151	-	452	452	-
Net income attributable to Cathay General Bancorp	$ 30,358	$ 26,084	16	$ 89,132	$ 72,449	23
Dividends on preferred stock	(4,123)	(4,111)	0	(12,361)	(12,323)	0
Net income attributable to common stockholders	$ 26,235	$ 21,973	19	$ 76,771	$ 60,126	28

Net income attributable to common stockholders per common share:
Basic	$ 0.33	$ 0.28	18	$ 0.98	$ 0.76	29
Diluted	$ 0.33	$ 0.28	18	$ 0.98	$ 0.76	29

Cash dividends paid per common share	$ 0.01	$ 0.01	-	$ 0.03	$ 0.03	-

SELECTED RATIOS
Return on average assets	1.14%	0.98%	16	1.12%	0.91%	23
Return on average total stockholders' equity	7.62%	6.91%	10	7.65%	6.59%	16
Efficiency ratio	49.82%	49.48%	1	52.12%	51.24%	2
Dividend payout ratio	2.59%	3.01%	(14)	2.65%	3.26%	(19)

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.32%	4.68%	(8)	4.42%	4.65%	(5)
Total interest-bearing liabilities	1.35%	1.66%	(19)	1.44%	1.77%	(19)
Net interest spread	2.97%	3.02%	(2)	2.98%	2.88%	3
Net interest margin	3.26%	3.32%	(2)	3.28%	3.19%	3

CAPITAL RATIOS	September 30, 2012	September 30, 2011	December 31, 2011	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	17.08%	15.83%	15.97%	6.0%	4.0%
Total risk-based capital ratio	18.96%	17.72%	17.85%	10.0%	8.0%
Tier 1 leverage capital ratio	13.57%	12.60%	12.93%	5.0%	4.0%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	September 30, 2012	December 31, 2011	% change

Assets
Cash and due from banks	$ 114,646	$ 117,888	(3)
Short-term investments and interest bearing deposits	426,456	294,956	45
Securities held-to-maturity (market value of $908,067 in 2012 and $1,203,977 in 2011)	849,376	1,153,504	(26)
Securities available-for-sale (amortized cost of $1,290,212 in 2012 and $1,309,521 in 2011)	1,293,571	1,294,478	(0)
Trading securities	4,619	4,542	2
Loans held for sale	-	760	(100)
Loans	7,259,930	7,059,212	3
Less: Allowance for loan losses	(184,438)	(206,280)	(11)
Unamortized deferred loan fees, net	(9,036)	(8,449)	7
Loans, net	7,066,456	6,844,483	3
Federal Home Loan Bank stock	45,493	52,989	(14)
Other real estate owned, net	60,642	92,713	(35)
Affordable housing investments, net	87,076	78,358	11
Premises and equipment, net	103,456	105,961	(2)
Customers' liability on acceptances	30,553	37,300	(18)
Accrued interest receivable	29,542	32,226	(8)
Goodwill	316,340	316,340	-
Other intangible assets, net	7,638	11,598	(34)
Other assets	168,660	206,768	(18)

Total assets	$ 10,604,524	$ 10,644,864	(0)

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,245,312	$ 1,074,718	16
Interest-bearing deposits:
NOW deposits	569,708	451,541	26
Money market deposits	1,083,917	951,516	14
Savings deposits	460,182	420,030	10
Time deposits under $100,000	668,051	832,997	(20)
Time deposits of $100,000 or more	3,325,871	3,498,329	(5)
Total deposits	7,353,041	7,229,131	2

Securities sold under agreements to repurchase	1,350,000	1,400,000	(4)
Advances from the Federal Home Loan Bank	21,200	225,000	(91)
Other borrowings from financial institutions	-	880	(100)
Other borrowings for affordable housing investments	18,746	18,920	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	30,553	37,300	(18)
Other liabilities	53,912	46,864	15
Total liabilities	8,998,588	9,129,231	(1)
Commitments and contingencies	-	-	-
Stockholders' Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued and outstanding in 2012 and 2011	253,678	250,992	1
Common stock, $0.01 par value, 100,000,000 shares authorized, 82,951,885 issued and 78,744,320 outstanding at September 30, 2012, and 82,860,122 issued and 78,652,557 outstanding at December 31, 2011	830	829	0
Additional paid-in-capital	768,169	765,641	0
Accumulated other comprehensive income/(loss), net	1,947	(8,732)	122
Retained earnings	698,601	624,192	12
Treasury stock, at cost (4,207,565 shares at September 30, 2012, and at December 31, 2011)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,597,489	1,507,186	6
Noncontrolling interest	8,447	8,447	-
Total equity	1,605,936	1,515,633	6
Total liabilities and equity	$ 10,604,524	$ 10,644,864	(0)

Book value per common share	$16.84	$15.75	7
Number of common shares outstanding	78,744,320	78,652,557	0

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 90,024	$ 92,590	$ 269,486	$ 272,940
Investment securities- taxable	15,157	20,304	50,046	65,274
Investment securities- nontaxable	1,036	1,054	3,127	3,165
Federal Home Loan Bank stock	57	38	190	134
Federal funds sold and securities
purchased under agreements to resell	2	33	18	81
Deposits with banks	471	360	1,596	901

Total interest and dividend income	106,747	114,379	324,463	342,495

INTEREST EXPENSE
Time deposits of $100,000 or more	7,970	10,496	26,152	32,115
Other deposits	3,261	4,777	11,045	15,871
Securities sold under agreements to repurchase	13,734	14,840	42,987	45,903
Advances from Federal Home Loan Bank	74	2,101	196	10,592
Long-term debt	1,291	1,208	3,895	3,630
Short-term borrowings	-	4	-	11

Total interest expense	26,330	33,426	84,275	108,122

Net interest income before provision for credit losses	80,417	80,953	240,188	234,373
Provision/(reversal) for credit losses	-	9,000	(9,000)	25,000

Net interest income after provision for credit losses	80,417	71,953	249,188	209,373

NON-INTEREST INCOME
Securities gains, net	8,652	8,833	13,241	20,243
Letters of credit commissions	1,728	1,440	4,873	4,113
Depository service fees	1,342	1,341	4,114	4,101
Other operating income	3,900	5,213	12,077	13,449

Total non-interest income	15,622	16,827	34,305	41,906

NON-INTEREST EXPENSE
Salaries and employee benefits	18,451	17,481	58,426	53,411
Occupancy expense	3,853	3,714	10,926	10,709
Computer and equipment expense	2,340	2,139	7,194	6,437
Professional services expense	5,273	4,846	15,224	13,534
FDIC and State assessments	2,094	2,642	6,554	9,864
Marketing expense	519	908	3,408	2,420
Other real estate owned expense	1,794	6,120	13,548	8,603
Operations of affordable housing investments	476	2,102	4,387	6,055
Amortization of core deposit intangibles	1,404	1,461	4,265	4,402
Cost associated with debt redemption	3,450	4,540	6,200	18,527
Other operating expense	8,190	2,430	12,925	7,614

Total non-interest expense	47,844	48,383	143,057	141,576

Income before income tax expense	48,195	40,397	140,436	109,703
Income tax expense	17,686	14,162	50,852	36,802
Net income	30,509	26,235	89,584	72,901
Less: net income attributable to noncontrolling interest	151	151	452	452
Net income attributable to Cathay General Bancorp	30,358	26,084	89,132	72,449

Dividends on preferred stock	(4,123)	(4,111)	(12,361)	(12,323)
Net income attributable to common stockholders	$ 26,235	$ 21,973	$ 76,771	$ 60,126

Net income attributable to common stockholders per common share:
Basic	$ 0.33	$ 0.28	$ 0.98	$ 0.76
Diluted	$ 0.33	$ 0.28	$ 0.98	$ 0.76

Cash dividends paid per common share	$ 0.01	$ 0.01	$ 0.03	$ 0.03
Basic average common shares outstanding	78,729,272	78,640,308	78,706,150	78,628,477
Diluted average common shares outstanding	78,731,180	78,641,142	78,711,235	78,637,977

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	For the three months ended,
(In thousands)	September 30, 2012		September 30, 2011		June 30, 2012

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 7,122,569	5.03%	$ 6,981,382	5.26%	$ 6,938,638	5.15%
Taxable investment securities	2,188,205	2.76%	2,308,508	3.49%	2,353,629	2.93%
Tax-exempt investment securities (2)	131,024	4.84%	134,736	4.77%	131,085	4.91%
FHLB stock	46,702	0.49%	57,439	0.26%	49,197	0.54%
Federal funds sold and securities purchased under agreements to resell	6,413	0.12%	207,174	0.06%	30,989	0.14%
Deposits with banks	394,830	0.47%	64,897	2.20%	400,372	0.54%

Total interest-earning assets	$ 9,889,743	4.32%	$ 9,754,136	4.68%	$ 9,903,910	4.39%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 535,708	0.15%	$ 431,016	0.17%	$ 493,800	0.15%
Money market deposits	1,041,986	0.55%	948,678	0.71%	1,019,393	0.57%
Savings deposits	464,091	0.08%	454,780	0.10%	446,147	0.09%
Time deposits	4,129,075	0.91%	4,306,331	1.22%	4,312,129	1.01%
Total interest-bearing deposits	$ 6,170,860	0.72%	$ 6,140,805	0.99%	$ 6,271,469	0.80%
Securities sold under agreements to repurchase	1,358,152	4.02%	1,411,332	4.17%	1,400,000	4.19%
Other borrowed funds	40,030	0.74%	283,996	2.94%	39,368	0.70%
Long-term debt	171,136	3.00%	171,136	2.80%	171,136	3.02%
Total interest-bearing liabilities	7,740,178	1.35%	8,007,269	1.66%	7,881,973	1.45%

Non-interest-bearing demand deposits	1,209,253		1,013,859		1,110,988

Total deposits and other borrowed funds	$ 8,949,431		$ 9,021,128		$ 8,992,961

Total average assets	$ 10,637,868		$ 10,595,366		$ 10,636,617
Total average equity	$ 1,592,696		$ 1,505,156		$ 1,563,394

	For the nine months ended,
(In thousands)	September 30, 2012		September 30, 2011

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 7,019,974	5.13%	$ 6,926,633	5.27%
Taxable investment securities	2,287,967	2.92%	2,541,139	3.43%
Tax-exempt investment securities (2)	131,732	4.88%	134,377	4.84%
FHLB stock	49,499	0.51%	60,402	0.30%
Federal funds sold and securities purchased under agreements to resell	20,018	0.12%	109,890	0.10%
Deposits with banks	354,268	0.60%	121,406	0.99%

Total interest-earning assets	$ 9,863,458	4.42%	$ 9,893,847	4.65%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 498,613	0.15%	$ 420,214	0.19%
Money market deposits	1,012,603	0.57%	986,984	0.79%
Savings deposits	444,882	0.08%	408,776	0.13%
Time deposits	4,278,222	1.00%	4,327,742	1.27%
Total interest-bearing deposits	$ 6,234,320	0.80%	$ 6,143,716	1.04%
Federal funds purchased	-	-	37	1.25%
Securities sold under agreements to repurchase	1,385,949	4.14%	1,462,277	4.20%
Other borrowed funds	36,518	0.72%	368,893	3.84%
Long-term debt	171,136	3.04%	171,136	2.84%
Total interest-bearing liabilities	7,827,923	1.44%	8,146,059	1.77%

Non-interest-bearing demand deposits	1,130,830		977,246

Total deposits and other borrowed funds	$ 8,958,753		$ 9,123,305

Total average assets	$ 10,608,659		$ 10,688,181
Total average equity	$ 1,563,793		$ 1,477,736

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, +1 (626) 279-3652